Exhibit 99.1

FORTE BIOSCIENCES, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and par value data)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets

Current assets:
Cash	$4,119	$6,939
Prepaid expenses and other current assets	800	567

Total current assets	4,919	7,506
Property and equipment, net	137	152
Other assets	43	—

Total assets	$5,099	$7,658

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$668	$1,569
Accrued liabilities	688	343

Total current liabilities	1,356	1,912

Commitments and contingencies (Note 5)
Series A Convertible Preferred Stock, $0.0001 par value; 15,072,819 shares authorized as of March 31, 2020 (unaudited) and December 31, 2019, respectively; and 15,072,814 issued and outstanding as of March 31, 2020 (unaudited) and December 31, 2019, respectively; aggregate liquidation preference of $10,821	10,515	10,515
Stockholders’ deficit:

Common stock, $0.0001 par value: 28,858,687 shares authorized as of March 31, 2020 (unaudited) and December 31, 2019; 10,250,000 and 10,000,000 shares issued and outstanding as of March 31, 2020 (unaudited) and December 31, 2019, respectively	1	1
Additional paid-in capital	247	200
Accumulated deficit	(7,020)	(4,970)

Stockholders’ deficit:	(6,772)	(4,769)

Total liabilities, convertible preferred stock and stockholders’ deficit	$5,099	$7,658

The accompanying notes are an integral part of these condensed financial statements.

FORTE BIOSCIENCES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Operating expenses:
Research and development	$1,354	$863
General and administrative	673	324

Total operating expenses	2,027	1,187

Loss from operations	(2,027)	(1,187)
Other income (expenses)	(23)	2

Net loss	$(2,050)	$(1,185)

Per share information:
Net loss per share - basic and diluted	$(0.20)	$(0.12)
Weighted average shares outstanding, basic and diluted	10,032,967	10,000,000

The accompanying notes are an integral part of these condensed financial statements.

FORTE BIOSCIENCES, INC.

CONDENSED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(unaudited)

(in thousands, except share data)

	Series A				Additional		Total
	Convertible Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance — December 31, 2018	8,247,354	$5,659	10,000,000	$1	$164	$(901)	$(736)
Issuance of Series A convertible preferred stock, net of issuance cost of $44	6,825,460	4,856	—	—	—	—	—
Stock based compensation	—	—	—	—	2	—	2
Net loss	—	—	—	—	—	(1,185)	(1,185)

Balance — March 31, 2019	15,072,814	$10,515	10,000,000	$1	$166	$(2,086)	$(1,919)

Balance — December 31, 2019	15,072,814	$10,515	10,000,000	$1	$200	$(4,970)	$(4,769)
Exercise of employee stock options	—	—	250,000	—	45	—	45
Stock based compensation	—	—	—	—	2	—	2
Net loss	—	—	—	—	—	(2,050)	(2,050)

Balance — March 31, 2020	15,072,814	$10,515	10,250,000	$1	$247	$(7,020)	$(6,772)

The accompanying notes are an integral part of these condensed financial statements.

FORTE BIOSCIENCES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended	Three Months Ended
	March 31, 2020	March 31, 2019
Cash flows from operating activities:
Net loss	$(2,050)	$(1,185)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	13	—
Stock based compensation expense	2	2
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(275)	21
Accounts payable	(900)	743
Accrued liabilities	345	44

Net cash used in operating activities	(2,865)	(375)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	4,856
Proceeds from exercise of employee stock options	45	—

Net cash provided by financing activities	45	4,856

Net increase (decrease) in cash	(2,820)	4,481
Cash — beginning of period	6,939	5,016

Cash — end of period	$4,119	$9,497

Supplemental disclosure of non-cash investing and financing activities:
Unpaid merger costs	$291	$—

The accompanying notes are an integral part of these condensed financial statements.

FORTE BIOSCIENCES, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

1. Organization and Description of Business

Forte Biosciences, Inc., or the “Company” is a Delaware Corporation, incorporated under the laws of the State of Delaware on May 3, 2017. The Company’s principal executive office is located in Torrance, California. The Company is developing a new topical therapeutic treatment for the treatment of atopic dermatitis.

Merger with Tocagen, Inc. and Name Change

On February 19, 2020 the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Tocagen, Inc. (“Tocagen”) and Telluride Merger Sub, Inc., a wholly-owned subsidiary of Tocagen (“Merger Sub”), pursuant to which Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Tocagen (the “Merger”). On June 16, 2020, the Merger was completed and Tocagen changed its name to Forte Biosciences, Inc. (See Note 9). All share and per share amounts have not been retrospectively adjusted to give effect to the exchange of the Company’s common stock and the reverse split of Tocagen common stock, unless otherwise noted

Liquidity and Risks

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements do not reflect any adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. Since inception, the Company has incurred losses and negative cash flows from operations. As of March 31, 2020, the Company had an accumulated deficit of $7.0 million and cash of approximately $4.1 million. The Company used $2.9 million of cash in operating activities for the three months ended March 31, 2020.

In June 2020, the Company completed financings in connection with the Merger (Note 9) which raised net proceeds of $24.0 million. The Company believes that its current cash resources will be sufficient to allow the Company to fund its operations for at least 12 months from the filing date of this Form 8-K/A. Future operations will be reliant on additional equity or financing arrangements. There can be no assurances that, in the event that the Company requires additional financing, such financing will be available on terms which are favorable to the Company, or at all. If the Company is unable to raise additional funding to meet its working capital needs in the future, it will be forced to delay or reduce the scope of its research programs and/or limit or cease its operations.

Because of the numerous risks and uncertainties associated with pharmaceutical development, the Company is unable to predict the timing or amount of increased expenses or when or if it will start to generate revenues. Even if the Company is able to generate revenues, it may not be able to achieve or maintain profitability. If the Company fails to become profitable or is unable to sustain profitability on a continuing basis, then it may be unable to continue its operations at planned levels and be forced to reduce its operations.

The pandemic caused by an outbreak of a new strain of coronavirus, or COVID-19, has resulted, and is likely to continue to result, in significant national and global economic disruption and may adversely affect the Company’s operations. . The Company is actively monitoring the impact of COVID-19 and the possible effects on its financial condition, liquidity, operations, suppliers, industry, and workforce. However, the full extent, consequences, and duration of the COVID-19 pandemic and the resulting impact on the Company cannot currently be predicted. The Company will continue to evaluate the impact that these events could have on the operations, financial position, and the results of operations and cash flows during fiscal year 2020 and beyond.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company should be read in conjunction with the audited financial statements and accompanying notes thereto as of and for the year ended December 31, 2019 included in Tocagen’s Registration Statement on Form S-4 (Registration No. 333-237371) as filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 25, 2020, as amended and declared effective by the SEC on May 13, 2020. The accompanying unaudited condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim condensed financial statements. Any reference in the Notes to applicable guidance is meant to refer to authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

In the opinion of management, the accompanying condensed financial statements include all adjustments that are of a normal and recurring nature and that are necessary for the fair presentation of the Company’s financial position, the results of its operations and cash flows for the periods presented. Interim results are not necessarily indicative of results for the full year or any future period.

Use of Estimates

The preparation of the Company’s condensed financial statements requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in the Company’s financial statements and accompanying notes. Significant management estimates that affect the reported amounts of assets and liabilities include useful lives of property and equipment, stock-based compensation, accrual for clinical trials and deferred tax assets. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may ultimately materially differ from these estimates and assumptions.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries and benefits, contract services, and other outside costs. The value of goods and services received from contract research organizations and contract manufacturing organizations in the reporting period are estimated based on the level of services performed, and progress in the period in cases when the Company has not received an invoice from the supplier.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment when events or changes in circumstances indicate the carrying value of the assets may not be recoverable. Recoverability is measured by comparing the book values of the assets to future net undiscounted cash flows that the assets or the asset groups are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book value of the assets exceed their fair value, which is measured based on the estimated discounted future net cash flows arising from the assets or asset groups. No impairment losses on long-lived assets have been recorded through to March 31, 2020.

Comprehensive Loss

Comprehensive loss includes net loss and other comprehensive income (loss) for the period. The Company did not have other comprehensive income (loss) items such as unrealized gains and losses. For the three months ended March 31, 2020 and 2019, the comprehensive loss was equal to the net loss.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common stock outstanding during the period, without consideration for common stock equivalents.

Diluted net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock and common share equivalents outstanding during the period. The following number of unexercised stock options and convertible preferred stock, which are common stock equivalents, have been excluded from the diluted net loss calculation as their effect would have been anti-dilutive for all periods presented:

	Three Months Ended
	March 31,
	2020	2019
Options	2,525,000	2,450,000
Convertible preferred stock	15,072,814	15,072,814

Total	17,597,814	17,522,814

Recently Adopted Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses, which changes the accounting for recognizing impairments of financial assets. Under the new guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. The new guidance also modifies the impairment models for available-for-sale debt securities and for purchased financial assets with credit deterioration since their origination. This Company adopted this ASU as of January 1, 2020, which did not have a material impact on its financial position or results of operations.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“ASC 820”). The new guidance removes, modifies and adds to certain disclosure requirements on fair value measurements in ASC 820. This Company adopted this ASU as of January 1, 2020, which did not have a material impact on its financial position or results of operations.

Recently Issued Accounting Standards

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by us as of a specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (“ASC 740”), which simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The guidance is effective for calendar-year public business entities in 2021 and interim periods within that year. Early adoption is permitted. The Company does not expect adoption of this new guidance will have a material impact on its financial position or results of operations.

3. Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of March 31, 2020 and December 31, 2019 consist of the following (in thousands):

	As of March 31, 2020 (unaudited)	As of December 31, 2019
Prepaid manufacturing expenses	$100	$514
Deferred merger expenses	642	—
Other	58	53

Total Prepaid Expenses and Other Current Assets	$800	$567

Accrued Liabilities

Accrued liabilities, as of March 31, 2020 and December 31, 2019 consist of the following (in thousands):

	As of March 31, 2020 (unaudited)	As of December 31, 2019
Accrued legal and professional fees	$420	$168
Accrued compensation	222	175
Other	46	—

Total Accrued Liabilities	$688	$343

5. Commitments and Contingencies

Concentrations of Credit Risk

Bank accounts in the United States are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Company’s primary operating cash accounts significantly exceed FDIC limits.

Indemnifications

As permitted under Delaware law, the Company indemnifies its officers, directors, and employees for certain events, occurrences while the officer, or director is, or was, serving at the Company’s request in such capacity.

License to Patented Technology

In December 2017, the Company entered into an exclusive license agreement with the Department of Health and Human Services (“DHHS”). Under the agreement, the DHHS granted the Company an exclusive, sublicensable, worldwide license to certain patent rights under which the Company may develop and commercialize pharmaceutical and biological compositions comprising Gram-negative bacteria for the topical treatment of dermatological diseases and conditions (the “DHHS License”). Under the DHHS License, the Company is obligated to meet certain development benchmarks within certain time periods. If the Company is unable to meet any of these development benchmarks, the DHHS could terminate the license. In addition, the DHHS may terminate or modify the DHHS License in the event of a material breach or upon certain insolvency events that remain uncured following the date that is 90 days following written notice of such material breach or insolvency event. The DHHS also has the right to require the Company to grant mandatory sublicenses to patent rights licensed from the DHHS to product candidates covered by other DHHS licenses under certain specified circumstances, including if it is necessary to meet health and safety needs that the Company is not reasonably satisfying or if necessary to meet requirements for public use specified by federal regulations, which the Company is not reasonably satisfying.

Under the DHHS License, the Company is obligated to pay the DHHS a minimum annual payment of $20,000 and is required to reimburse the DHHS for certain patent-related expenses. In addition, Forte may also be obligated to make milestone payments to the DHHS aggregating up to $105.5 million, based on achieving specified development and regulatory milestones for the first licensed product. Such development milestone payments are the completion of patient enrollment in a phase 3 clinical trial and the completion of a phase 3 clinical trial demonstrating statistically significant efficacy benefit. The regulatory milestones are the receipt of the first FDA approval and the first non-USA regulatory agency approval. The commercial milestones are the first $100.0 million of annual net sales, the first $500.0 million of annual net sales, and the first $1,000.0 million of annual net sales. In addition, to the extent licensed products are approved for commercial sale, the Company is also obligated to pay the DHHS royalties within the range of 10% to 15% based on net sales of licensed products sold by the Company and if applicable, its sublicensees.

In May 2020, the Company and DHHS entered into a second amendment to the DHHS License agreement, where the Company agreed to pay a minimum annual royalty of $100,000 beginning January 1, 2021. The second amendment reduced total milestone payments to the DHHS from $105.5 million to $40.5 million, based on achieving specified development and regulatory milestones for the first licensed product. In addition, DHHS royalties were reduced to a new range of 5% to 10% based on net sales of licensed products sold by the Company and if applicable, its sublicensees. No milestones have been achieved as of June 30, 2020.

No milestones have been achieved as of March 31, 2020. The Company incurred $5,000 in minimum royalty expenses for each of the three months ended March 31, 2020 and 2019.

Lease Agreement

In April 2019, the Company entered into a lease agreement for certain office and laboratory space in Torrance, California. The lease agreement is cancellable by the Company at any time with 30-day notice. The Company recorded total rent expenses of $8,000 and $0 for the three months ended March 31, 2020 and 2019, respectively.

6. Equity

On May 3, 2017, the Corporation was incorporated with 1,500 shares of common stock authorized. On November 27, 2018, the Board of Directors approved an amendment to the Company’s Certificate of Incorporation resulting in 28,858,687 shares of common stock and 15,072,819 shares of Series A convertible preferred stock being authorized.

Series A Convertible Preferred Stock

On November 27, 2018, the Company entered into a preferred stock purchase agreement which authorized the sale and issuance of up to 8,247,354 shares of preferred stock. The Company issued 7,104,051 shares at $0.7179 per share for net proceeds of $5,002,354 and 1,143,303 shares for the conversion of $656,623 in convertible notes and interest. In addition, on January 2, 2019, the Company completed a second round of the Series A preferred stock financing and issued 6,825,460 shares at $0.7179 per share for net proceeds of $4,855,661.

The holders of the convertible preferred stock have the following rights:

Voting Rights

The holders of convertible preferred stock are entitled to vote on all matters and have the number of votes equal to the number of shares of common stock into which the shares of convertible preferred stock are convertible. Certain directors comprising the Board of Directors shall be elected by majority vote of the holders of convertible preferred stock. A majority vote of the holders of convertible preferred stock is required to liquidate or dissolve the Company, amend the Certificate of Incorporation or Bylaws, reclassify common stock or establish another class of capital stock, create shares that would rank senior to or authorize additional shares of convertible preferred stock, declare a dividend or make a distribution, change the authorized number of directors constituting the Board of Directors, or establish a new employee stock option plan.

Dividends

The holders of the outstanding shares of Series A convertible preferred stock are entitled to first receive, when and if declared by the Board of Directors, a non-cumulative dividend of eight percent (8%) of the Series A original issue price, prior to any dividends being paid to the common stockholders. No dividends have been declared as of March 31, 2020.

Conversion

Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid shares as determined by dividing the original Series A issue price of $0.7179 by the Series A Conversion Price, which is initially $0.7179, with certain possible adjustments as defined in the Company’s revised Articles of Incorporation.

Liquidation Preference

The holders of the Series A convertible preferred stock have preferences in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, as defined in the Restated Certificate of Incorporation. The holders of Series A Preferred Stock shall be paid out of the assets of the Company available for distribution before any payment shall be made to the holders of common stock, in an amount per share equal to $0.7179 plus any dividends declared but unpaid. In the event the assets of the Company are insufficient to pay the holders of Series A Preferred Stock the full amount to which they are due, the holders of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable.

In addition, the Series A Convertible Preferred Stock can be redeemed upon certain liquidation events that are outside of the Company’s control.

Immediately before the closing of the Merger (Note 9) on June 15, 2020, all outstanding shares of the Series A convertible preferred stocks were converted into the Company’s common stock in accordance with the conversion terms of the Company’s Certificate of Incorporation, as amended.

Common Stock

The voting, dividend and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers and preferences of the holders of convertible preferred stock as summarized above.

Voting

The holders of common stock are entitled to one vote for each share of common stock held at the meeting of stockholders. Holders of common stock are not entitled to vote on any amendment of the Company’s Certificate of Incorporation that relates to solely to the terms of preferred stock, either separately or as a class.

7. Stock-Based Compensation

Equity Plans

In December 2018, the Company adopted the 2018 Equity Incentive Plan (the “2018 Incentive Plan”). The terms and conditions of stock-based awards are defined at the sole discretion of the Company’s Board of Directors. The Company issues service-based awards, vesting over a defined period of service, and performance-based awards that vest upon the achievement of defined conditions. Service-based awards generally vest over a four-year period, with the first 25% of such awards vesting following twelve months of continued employment or service and the remaining awards vesting monthly in equal installments over the following thirty-six months. Stock options granted under the 2018 Incentive Plan expire ten years from the date of grant and the exercise price must be at least equal to the fair market value of common stock on the grant date.

As of March 31, 2020, there were 10,868 shares available for grant under the 2018 Incentive Plan.

Options

The risk-free interest rate assumption for options is based on the U.S. Treasury yield curve rate at the date of grant with a maturity approximating the expected term of the option.

The expected term assumption for options granted to employees is determined using the simplified method that represents the average of the contractual term of the option and the weighted average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term.

Assumptions as to expected volatility for the Company’s common stock are based on estimates from the historical volatility of a peer group of public companies that the Company believes are similar in nature to the Company. The historical volatility is generally calculated based on a period of time commensurate with the expected term assumption.

The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The fair value per share is determined by the Company’s Board of Directors, as of the date of each grant based on independent third-party valuations, taking into consideration various objective and subjective factors.

The weighted average grant-date fair value of stock options granted to employees and non-employees in the three months ended March 31, 2020 was $0.16. The weighted-average assumptions used to value these stock options using the Black-Scholes option-pricing were as follows.

Three months ended March 31, 2020
Fair value of common stock	$0.25
Risk-free interest rate	1.31%
Dividend yield	0.00%
Expected term of options (years)	6.08
Volatility	70.0%

There were no stock options granted during the three months ended March 31, 2019.

Stock-Based Compensation Expense

Stock-based compensation expenses included in the Company’s statement of operations for the three months ended March 31, 2020 and 2019 were (in thousands):

	Three Months Ended
	March 31,
	2020	2019
Research and development	$2	$2
General and administrative	—	—

Total	$2	$2

As of March 31, 2020, there was unrecognized stock-based compensation expense related to stock options with service conditions of $66,000, which is expected to be recognized over a weighted-average period of 2.7 years. Total unrecognized stock-based compensation related to stock options with performance conditions was approximately $232,000, which is expected to be recognized if and when performance conditions become probable.

The table below summarizes the stock option activity during the six months ended March 31, 2020:

	Number of Shares Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Balances at December 31, 2019	2,450,000	$0.18	9.0
Granted	325,000	0.25
Exercised	(250,000)	0.18
Cancelled/Forfeited	—	—

Balances at March 31, 2020	2,525,000	$0.19	8.9	$183

Vested and expected to vest at March 31, 2020	2,525,000	$0.19	8.9	$183

Exercisable at March 31, 2020	62,948	$0.15	8.6	$7

The aggregate intrinsic value of options at March 31, 2020 is based on the Company’s estimated fair value of the stock price on that date of $0.26 per share.

8. Related party transactions

Two members of the Company’s board of directors received $22,000 during the three months ended March 31, 2020 for scientific consulting services provided to the Company. As of March 31, 2020, the Company had $250 in accounts payable to one of these directors.

9. Subsequent Events

Merger with Tocagen and Name Change

On June 15, 2020, the Company completed the Merger (see Note 1). In the Merger, each share of the Company’s common stock outstanding immediately prior to the Merger was converted into the right to receive approximately 3.1624 (“Exchange Ratio) shares of Tocagen common stock. The shares of Tocagen common stock were then adjusted with a reverse split ratio of 1-for-15 (“Reverse Stock Split”). The par value per share of the capital stock was not adjusted as a result of the stock split. Immediately prior to the closing of the Merger, Tocagen changed its name to Forte Biosciences, Inc.(“Forte”). Forte’s common stock is traded on the Nasdaq stock exchange under the ticker symbol “FBRX.” Immediately following the Merger, the former Forte and Tocagen security holders owned approximately 84.7% and 15.3% of the number of shares of the combined company’s common stock, respectively.

The Merger is expected to be accounted for as a reverse asset acquisition as Tocagen did not meet the definition of a business pursuant to Topic 805, Business Combinations, as Tocagen did not have the ability to create output, and substantially all of its fair value was concentrated in cash and in-process research and development (“IPR&D”) assets. The Company is deemed to be the acquirer for accounting purposes because immediately following the merger: (i) former stockholders of the Company owned a substantial majority of the voting rights of the combined company; (ii) the Company designated a majority of the initial members of the board of directors of the combined company; and (iii) the Company’s senior management will hold all key positions of the combined company and no employees will be retained from Tocagen. Accordingly, for accounting purposes: (i) the merger will be treated as the equivalent of the Company issuing stock to acquire the net assets of Tocagen, (ii) the transaction price will be allocated over the acquired Tocagen net assets based upon their relative fair value at the time of closing, (iii) the reported historical operating results of the combined company prior to the merger will be those of the Company and (iv) for periods prior to the transaction, shareholders’ authorized capital of the combined company is presented based on the historical authorized capital of Tocagen.

Concurrent financings with the Merger

In connection with the Merger, the Company issued 3,804,817 shares (as adjusted for the Exchange Ratio and Reverse Stock Split) of its common stock, and warrants to purchase 2,752,546 shares (as adjusted for the Exchange Ratio and Reverse Stock Split) of the Company’s common stock at an exercise price of $10.56 per share, for gross proceeds of $19.4 million.

In addition, on June 16, 2020, Forte issued an additional 411,112 shares (as adjusted for the Exchange Ratio and Reverse Stock Split) of common stock for gross proceeds of $4.6 million.

Equity plans

In connection with the Merger, the Company assumed Tocagen’s 2017 Equity Incentive Plan, which was effective on April 12, 2017 and was subsequently amended September 30, 2018 and further amended February 12, 2019 (the “2017 Plan”).

On July 26, 2020, Forte adopted the 2020 Inducement Equity Incentive Plan (the “2020 Inducement Plan”) and reserved 500,000 shares for future grant under the 2020 Inducement Plan.